Exhibit 5.1

LAW OFFICES

Silver, Freedman, Taff & Tiernan llp

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

PHONE: (202) 295-4500

FAX: (202) 337-5502 or (202) 337-5503

WWW.SFTTLAW.COM

May  4 , 2018

Board of Directors
BayCom Corp

500 Ygnacio Valley Road, Suite 200

Walnut Creek, CA 94596

Ladies and Gentlemen:

We have acted as special counsel to BayCom Corp, a California corporation (the “Company”), in connection with the Registration Statement on Form S-1 being filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), on the date hereof (the “462(b) Registration Statement”).  The 462(b) Registration Statement relates to the issuance and sale by the Company of up to $12,022,170 in shares, (the “Additional Shares”) of the Company’s common stock, no par value per share (the “Common Stock”).  The Additional Shares are to be sold, together with the shares of Common Stock registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-224236) (as amended through the date hereof, the “Initial Registration Statement”), pursuant to an underwriting agreement among the Company and the underwriters named therein, the form of which has been filed as Exhibit 1.1 to the Initial Registration Statement (the “Underwriting Agreement”).  This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Initial Registration Statement, the 462(b) Registration Statement or the related prospectus, other than as expressly stated herein.

For the purposes of giving the opinion contained herein, we have examined the Initial Registration Statement , the Rule 462(b) Registration Statement, and the Underwriting Agreement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the articles of incorporation and bylaws of the Company, resolutions of the board of directors of the Company and a specimen stock certificate of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

In rendering the opinion set forth below, we have also assumed that the Common Stock will be duly authenticated by the transfer agent and registrar for the Common Stock and that the certificates, if any, evidencing the Common Stock to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock.

This opinion letter is limited to the General Corporation Law of the State of California, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Board of Directors

May  4 , 2018

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the 462(b) Registration Statement, (iii) issuance of the Common Stock pursuant to the terms of the Underwriting Agreement, (iv) receipt by the Company of the consideration for the Common Stock specified in the Underwriting Agreement and resolutions of the Company’s board of directors and the Pricing Committee of the Company’s board of directors, the Common Stock will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the 462(b) Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Common Stock.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus incorporated by reference in the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Silver, Freedman, Taff & Tiernan LLP